Exhibit 10.60

December 31, 2002

VIA FEDERAL EXPRESS

Tom Perkins General Counsel PharmaBio Development Inc. 4709 Creekstone Drive Durham, NC 27703	Eric Green General Counsel Innovex America Holding Company 10 Waterview Blvd. Parsipanny, NJ 07054

RE:	Termination of Services under the Amended and Restated Alliance Agreement—Natrecor

Dear Tom and Eric:

I am writing to confirm the agreement of all of the parties to terminate the Services provided by ISS under the Amended and Restated Alliance Agreement—Natrecor, dated as of January 10, 2001 and amended and restated as of November 1, 2001 (the “Agreement”), among Scios Inc. (“Scios”), Innovex LP (“Innovex”), Innovex Support Services Limited Partnership (“ISS”), and PharmaBio Development, Inc. (“PharmaBio”). Termination of such Services shall be effective midnight, January 31, 2003 (the “Service Termination Effective Date”). In connection with such termination of services, the parties agree to the terms set forth below.

Effective midnight, December 31, 2002, (i) Innovex shall only be responsible to provide the services of one Field Coordinator until January 31, 2003, who shall perform such reasonable and necessary duties to effect an orderly wind-down of Services; and (ii) ISS shall have no further obligation to provide Services. Scios may hire the Sales Representatives directly as of January 1, 2003.

On January 1, 2003 (or as soon thereafter as reasonably practicable), Scios shall pay to Innovex the following amounts: (a) $2,214,800.00 for management fees that would have been earned for the period of January 1, 2003 through May 31, 2003; (b) $165,000.00 for the conversion of the Sales Representatives, listed on Exhibit attached hereto, from ISS to Scios; and (c) $14,784.00 for the Services of one Innovex Field Coordinator for the month of January 2003.

On January 1, 2003, Innovex shall pay to Scios the amount of $175,000.00 for anticipated Sales Representative health care costs previously paid to Innovex for the period ended December 31, 2002, for which Scios will be billed directly by the health care providers. On March 31, 2003 Scios will deliver copies of actual invoices to Innovex for such health care costs, and the parties agrees to reconcile the payment based upon the actual invoices.

Promptly upon receipt of invoice from Innovex, Scios shall pay to Innovex (a) travel and expense report amounts paid to Sales Representatives by Innovex through the GELCO system for the months through December 2002 and (b) the amount necessary to reconcile actual salary paid to Sale Representatives by Innovex against the standard rate under the Agreement through December 2002.

Nothing in this letter agreement of termination of Services is intended to affect or modify PharmaBio’s scheduled funding payments to Scios, or Scios’ royalty payment obligations to PharmaBio as set forth in the Agreement. As of January 1, 2003, all unexercisable Warrant Shares under the Warrant Agreement, effective as of January 10, 2001, between Scios and PharmaBio, shall accelerate and be exercisable on the Service Termination Effective Date and the Warrant and Warrant Shares shall be freely assignable by PharmaBio. Scios and PharmaBio agree to amend the Warrant as soon as practicable following the execution of this letter to effect the foregoing.

Except as set forth above, all Services provided by Innovex and ISS to Scios shall cease on the Service Termination Effective Date, and Scios shall have no further payment obligations to Innovex and ISS. Effective as of Service Termination Effective Date, Scios shall be responsible for all Services previously provided by ISS, including but not limited to payroll activities. Except as set forth herein, the terms and conditions of the Agreement related to the Services, that are necessary to fulfill the intent and purpose thereof, shall remain in full force and effect.

Please countersign this letter below to confirm the acceptance of the foregoing.

Sincerely,

/s/    MATT R. HOOPER

Matt R. Hooper

Vice President and General Counsel

INNOVEX LP by: Innovex America Holding Company, its General Partner		INNOVEX SUPPORT SERVICES LIMITED PARTNERSHIP by: Innovex America Holding Company its General Partner

By:	/s/ KENNETH P. BUDSEA	By:	/s/ KENNETH P. BUDSEA

Name:	Kenneth P. Budsea	Name:	Kenneth P. Budsea

Title:	Executive Director, Finance	Title:	Executive Director, Finance

PHARMABIO DEVELOPMENT, INC.

By:	/s/ TOM PERKINS

Name:	Tom Perkins

Title:	SVP, Corporate Development